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                                                                   EXHIBIT 15(a)

                             NEEDHAM & COMPANY, INC.
                             THE NEEDHAM FUNDS, INC.
                                 CODE OF ETHICS

1.    Statement of General Principles

      This Code of Ethics expresses the policy and procedures of The Needham Funds, Inc. (the "Fund") and Needham & Company, Inc. (the "Distributor"), their officers and their directors and is enforced to ensure that no one is taking advantage of his or her position, or even giving the appearance of placing his or her own interests above those of the Fund. Investment company personnel at all levels must act as fiduciaries, and as such must place the interests of the shareholders of the Fund before their own. Thus, we ask that when contemplating any personal transaction you ask yourself what you would expect or demand if you were a shareholder of the Fund.

      Rule 17j-1 under the Investment Company Act of 1940 (the "Act") makes it unlawful for certain persons, in connection with the purchase or sale of securities, to, among other things, engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a registered investment company. In compliance with Rule 17j-1, this Code contains provisions that are believed to be reasonably necessary to eliminate the possibility of any such conduct. We ask that all personnel follow not only the letter of this Code but also abide by the spirit of this Code and the principles articulated herein.

2.    Definitions

      "Access Person" of the Fund shall mean any Advisory Person of the Fund, the Adviser or the Distributor.

      "Adviser" shall mean Needham Investment Management L.L.C., or such other entity as may act as adviser or sub-adviser to the Fund.

      "Advisory Person" of the Fund shall mean (i) any trustee, director, officer, general partner, Portfolio Manager, Investment Personnel or employee of the Fund or the Adviser (or of any company in a control relationship to the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales and (ii) any natural person in a control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

      The term "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that any required report may contain a disclaimer of beneficial ownership by the person making the report.

      "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

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      "Covered Security" shall mean a security as defined in Section 2(a)(36) of the Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by registered open-end investment companies.

      "Disinterested Director" of the Fund shall mean a director thereof who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Act.

      "Distributor" of the Fund shall mean Needham & Company, Inc.

      "Investment Personnel" of the Fund shall mean (i) any employee of the Fund (or of any company in a control relationship to the Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund and
(ii) any natural person who controls the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund. Investment Personnel includes Fund Portfolio Managers and those persons who provide information and advice to the Portfolio Managers or who help execute the Portfolio Managers' decisions (e.g., securities analysts and traders).

      "Compliance Officer" shall mean one or more persons designated by the Fund to perform the functions described herein.

      "Portfolio Managers" of the Fund shall mean those persons who have direct responsibility and authority to make investment decisions for the Fund.

      The term "security" shall have the meaning set forth in Section 2(a)(36) of the Act and shall include options, but shall not include short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act and such other money market instruments as may be designated by the Boards of Directors of the Fund.

      The "purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

      Copies of the text of the Act and rules thereunder, including Rule 17j-1, are available from the Compliance Officer.

3.    Prohibited Transactions

      The prohibitions described below will only apply to a transaction in a security in which the designated person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

      A.    Blackout Trading Periods - Access Persons

      No Access Person shall execute a securities transaction on a day during which the Fund has a pending buy or sell order in that same security until that order is executed or withdrawn.

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Any profits realized on trades within the proscribed periods are required to be disgorged to the Fund.

      B.    Blackout Trading Periods -- Portfolio Managers

      No Portfolio Manager shall buy or sell a security within three calendar days before and after the Fund that he or she manages trades in that security. Any profits realized on trades within the proscribed periods are required to be disgorged to the Fund.

      C. Ban on Short-Term Trading Profits and Market Timing - Investment Personnel

      Investment Personnel may not profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades are required to be disgorged to the Fund. Investment Personnel are prohibited from engaging in "market timing" activities, except as may be permitted by applicable law. Market timing refers to the frequent trading of shares in response to short-term market fluctuations in order to take advantage of the discrepancy between a fund's official price, set once a day, and the value of its underlying securities.

      D. Ban on Securities Purchases of an Initial Public Offering - Investment Personnel

      Investment Personnel may not acquire any securities in an initial public offering without the prior written consent of the Compliance Officer. The Compliance Officer is required to retain a record of the approval of, and the rationale supporting, any direct or indirect acquisition by Investment Personnel of a beneficial interest in securities in an IPO. Furthermore, should written consent of the Fund be given, Investment Personnel are required to disclose such investment when participating in the Fund's subsequent consideration of an investment in such issuer. In such circumstances, the Fund's decision to purchase securities of the issuer should be subject to an independent review by Investment Personnel of the Fund with no personal interest in the issuer.

      E.    Securities Offered in a Private Offering - Investment Personnel

      Investment Personnel may not acquire any securities in a private offering without the prior written consent of the Compliance Officer. The Compliance Officer is required to retain a record of the approval of, and the rationale supporting, any direct or indirect acquisition by Investment Personnel of a beneficial interest in securities in a private offering. Furthermore, should written consent of the Fund be given, Investment Personnel are required to disclose such investment when participating in the Fund's subsequent consideration of an investment in such issuer. In such circumstances, the Fund's decision to purchase securities of the issuer should be subject to an independent review by Investment Personnel of the Fund with no personal interest in the issuer.

4.    Exempted Transactions

      A. Subject to compliance with preclearance procedures in accordance with
Section 5 below, the prohibitions of Sections 3A, 3B and 3C of this Code shall not apply to:

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            (i)   Purchases or sales effected in any account over which the
                  Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions.

            (ii) Purchases or sales of securities which are not eligible for purchase or sale by the Fund.

            (iii) Purchases or sales which are nonvolitional on the part of either the Access Person or the Fund.

            (iv)  Transactions which are part of an automatic investment plan.

            (v) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

            (vi) Purchases or sales of 200 shares or less of the common stock of an issuer whose common stock is listed on a major U.S. securities exchange or the Nasdaq National Market.

            (vii) U.S. Treasury or government securities.

            (viii) Unaffiliated open-end mutual funds or unit investment trusts invested exclusively in unaffiliated open-end mutual funds.

            (ix) Money market funds or money market instruments, such as bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

            (x) All other transactions contemplated by Access Persons which receive the prior approval of the Compliance Officer in accordance with the preclearance procedures described in
                  Section 5 below. Purchases or sales of specific securities may receive the prior approval of the Compliance Officer because the Compliance Officer has determined that no abuse is involved and that such purchases and sales would be very unlikely to have any economic impact on the Fund or on the Fund's ability to purchase or sell such securities.

      B. Notwithstanding Section 4A(x), the prohibition in Section 3A shall not apply to Disinterested Directors, unless a Disinterested Director, at the time of a transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that the Fund had a pending buy or sell order in that same security, which order had not yet been executed or withdrawn.

      C. A transaction by Access Persons (other than Investment Personnel) inadvertently effected during the period proscribed in Section 3A will not be considered a violation of the

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Code and disgorgement will not be required so long as the transaction was effected in accordance with the preclearance procedures described in Section 5 and without prior knowledge of any Fund trading.

      D. Notwithstanding Section 4A(x), the prohibition in Section 3D shall not apply to profits earned from transactions in securities which securities are not the same (or equivalent) to those owned, shorted or in any way traded by the Fund during the 60-day period; provided, however, that if the Compliance Officer determines that a review of the Access Person's reported personal securities transactions indicates an abusive pattern of short-term trading, the Compliance Officer may prohibit such Access Person from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days whether or not such security is the same (or equivalent) to that owned, shorted or in any way traded by the Fund.

5.    Preclearance

      Access Persons (other than Disinterested Directors) must preclear all personal investments in securities. All requests for preclearance must be submitted to the Compliance Officer (or to the President of the Adviser in the case of the Compliance Officer's request). Such requests shall be made by submitting a proposed trade ticket. All approved orders must be executed by the close of business on the day preclearance is granted. If any order is not timely executed, a request for preclearance must be resubmitted.

      Disinterested Directors need not preclear their personal investments in securities unless a Disinterested Director knows, or in the course of fulfilling his or her official duties as a Disinterested Director should know, that, within the most recent 15 days, the Fund has purchased or sold, or considered for purchase or sale, such security or is proposing to purchase or sell, directly or indirectly, any security in which the Disinterested Director has, or by reason of such transaction would acquire, any direct or indirect beneficial ownership.

6.    Reporting

      A. Access Persons (other than Disinterested Directors) are required to direct their broker(s) to supply to the Compliance Officer no later than 30 days after the end of the applicable calendar quarter duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts. Access Persons (other than Disinterested Directors) of the Fund should direct their broker(s) to transmit to the Compliance Officer of the Adviser duplicate confirmations of all transactions effected by such Access Person, and copies of the statements of such brokerage accounts, whether existing currently or to be established in the future. The transaction reports and/or duplicates should be addressed "Personal and Confidential." The report submitted to the Compliance Officer may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates. Compliance with this Code requirement will be deemed to satisfy the reporting requirements imposed on Access Persons under Rule 17j-1(d).

      B. A Disinterested Director shall report to the Compliance Officer, no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was

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effected, brokerage account statements with respect to any securities transaction in which such Disinterested Director has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in a security that such Disinterested Director knew, or in the course of fulfilling his or her official duties as a director should have known, during the 15-day period immediately preceding or after the date of the transaction by the Disinterested Director, to have been purchased or sold by the Fund or considered for purchase or sale by the Fund. With respect to those transactions executed through a broker, a Disinterested Director of the Fund may fulfill this requirement by directing the broker(s) to transmit to the Compliance Officer a duplicate of confirmations of such transactions, and copies of the statements of such brokerage accounts, whether existing currently or to be established in the future. The transaction reports and/or duplicates should be addressed "Personal and Confidential." The report submitted to the Compliance Officer may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates. Transactions effected for any account over which a Disinterested Director does not have any direct or indirect influence or control, or which is managed on a discretionary basis by a person other than the Disinterested Director and with respect to which such Disinterested Director does not in fact influence or control such transactions, need not be reported. Further, transactions in securities which are not eligible for purchase or sale by the Fund of which such person is a Disinterested Director need not be reported.

      C. Whenever an Access Person recommends that the Fund purchase or sell a security, he or she shall disclose whether he or she presently owns such security, or whether he or she is considering its purchase or sale.

      D. On a quarterly basis, no later than 30 days after the end of each calendar quarter, Access Persons (other than Disinterested Directors) will disclose all personal securities transactions by transmittal of brokerage account statements. In addition, each Access Person will be required to provide an initial holdings report listing all securities beneficially owned by him or her no later than 10 days after becoming an Access Person (which information must be current as of a date no more than 45 days before he or she became an Access Person) as well as an annual holdings report containing similar information that must be current as of a date no more than 45 days before the report is submitted. On an annual basis Access Persons (other than Disinterested Directors) will be sent a copy of the Fund's statement of such Access Person's personal securities accounts to verify its accuracy and make any necessary additions or deletions.

      E. The Compliance Officer is required to review all transaction and holdings reports submitted by Access Persons and the Fund must maintain a list of the name(s) of such persons responsible for such reviews.

      F. All personal investment matters discussed with the Compliance Officer and all confirmations, account statements and personal investment reports shall be kept in confidence, but will be available for inspection by the Board of Directors of the Fund, the Board of Directors of the Distributor, and the President of the Adviser for which such person is an Access Person, and by the appropriate regulatory agencies.

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      G. The Adviser and the Distributor are required, at least once a year, to provide the Fund's Board with a written report that (1) describes issues that arose during the previous year under the Code or procedures applicable to the Fund, including, but not limited to, information about material Code or procedures violations and sanctions imposed in response to those material violations and (2) certifies to the Fund's Board that the Fund has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

7.    Annual Certification

      On an annual basis, Access Persons will be sent a copy of this Code for their review. Access Persons will be asked to certify that they have read and understand this Code and recognize that they are subject hereto. Access Persons will be further asked to certify annually that they have complied with the requirements of this Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code. A sample of the certification is attached as Appendix A.

8.    Confidential Status of the Fund's Portfolio

      The current portfolio positions of the Fund managed, advised and/or administered by the Adviser and current portfolio transactions, programs and analyses must be kept confidential. If nonpublic information regarding the Fund's portfolio should become known to any Access Person, whether in the course of his or her duties or otherwise, he or she should not reveal it to anyone unless it is properly part of his or her work to do so.

      If anyone is asked about the Fund's portfolio or whether a security has been sold or bought, his or her reply should be that this is an improper question and that this answer does not mean that the Fund has bought, sold or retained the particular security. Reference, however, may, of course, be made to the latest published report of the Fund's portfolio.

9.    Nonpublic Material Information

      From time to time, the Adviser will circulate and discuss with Access Persons the latest administrative and judicial decisions regarding the absolute prohibition against the use of nonpublic material information, also known as "inside information." In view of the many forms in which the subject can arise, the Fund urges that a careful and conservative approach must prevail and no action should be taken where "inside information" may be involved without a thorough review by the Compliance Officer.

      Material inside information is any information about a company or the market for the company's securities which has come directly or indirectly from the company and which has not been disclosed generally to the marketplace, the dissemination of which is likely to affect the market price of any of the company's securities or is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade in such securities.

      Information should be presumed "material" if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders,

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significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, etc.

      "Inside information" is information that has not been publicly disclosed. Information received about a company under circumstances which indicate that it is not yet in general circulation and that it may be attributable, directly or indirectly, to the company (or its insiders) should be deemed to be inside information.

      Whenever an Access Person receives material information about a company which he or she knows or has reason to believe is directly or indirectly attributable to such company (or its insiders), the Access Person must determine that the information is public before trading or recommending trading on the basis of such information or before divulging such information to any person who is not an employee of the Adviser or a party to the transaction. As a rule, one should be able to point to some fact to show that the information is generally available; for example, its announcement on the broad tape or by Reuters, The Wall Street Journal or trade publications. If the Access Person has any question whatsoever as to whether the information is material or whether it is inside and not public, he or she must resolve the question before trading, recommending trading or divulging the information. If any doubt at all remains, the Access Person must consult with the Compliance Officer.

10.   Gifts - Investment Personnel

      Investment Personnel shall not receive any gift or other thing having a value in excess of $250 per year from any person or entity that does business with or on behalf of the Fund.

11. Services as a Director in a Publicly Traded Company - Investment Personnel

      Investment Personnel shall not serve on the boards of directors of publicly traded companies, absent prior authorization by the Fund's Board of Directors, based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders. When such authorization is provided, the Investment Personnel serving as a director will be isolated from making investment decisions with respect to the pertinent company through "Chinese Wall" or other procedures.

12.   Compliance Review

      The Compliance Officer shall compare the reported personal securities transactions with completed and contemplated portfolio transactions of the Fund to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Compliance Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

13.   Report of Violations

      Access Persons of the Fund must promptly report any violations of this Code by to the Compliance Officer.

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14.   Sanctions

      The Board of Directors of the Fund and of the Distributor will be informed of Code violations on a quarterly basis and may impose such sanctions as it deems appropriate, including among other things, a letter of censure or suspension or termination of employment of the Access Person or a request for disgorgement of any profits received from a securities transaction done in violation of this Code.

15.   Fund Board of Directors Review

      Annually, the Fund's Board of Directors shall receive the following:

            A.    A copy of the existing Code of Ethics.

            B. A report completed by the Compliance Officer identifying any violations requiring significant remedial action during the past year and as more fully set forth under Section 6G above.

            C. A list of recommendations, if any, to change the existing Code of Ethics based upon experience, evolving industry practices or developments in applicable laws or regulations.

      The Fund's Board of Directors, including a majority of the independent Directors, shall approve this Code of Ethics, as well as any material changes thereto within six months of any such change. The Board shall base its approval of the Code, or of such material change to the Code, upon a determination that the Code contains provisions reasonably necessary to prevent Access Persons from violating the anti-fraud provisions of the Act.

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                                                                      APPENDIX A

                                             Date_________________________

To Whom It May Concern:

      I hereby certify that I have read and understand the Code of Ethics of The Needham Funds, Inc. and recognize that I am subject to its requirements. I hereby certify that I have complied with the requirements of this Code.

      The attached quarterly transaction reports represent all of my personal securities transactions for the twelve-month period ended _______________ ____, 20__.

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                                              Signature

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                                              Print Name

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